

Helen Frankenthaler (b.1928–2011)

Download deal sheet



The Painting was formerly owned by the late billionaire art collector, businessman and father of actress Julia Louis-Dreyfus, William Louis-Dreyfus, who once remarked that Frankenthaler is "...the best-kept secret in America. Her work is undervalued."

WATCH VIDEO

Initial Offering Price

$1,332,000

Offering Circular

sec.gov

Similar Sales | Record Price | Repeat Sales



$1.0m
$0.8m
$0.6m
$0.4m
$0.2m
$0.0m
00
03
06
09
12
15
18
21

Price Appreciation of Similar Works

13.9%

Sharpe Ratio — watch video

Helen Frankenthaler	▲1.56
All Art	0.28
S&P 500	0.56

87% Progress

INVEST NOW

WHY WE LIKE THIS PAINTING

MASTERWORKS

- Helen Frankenthaler was a leading artist of the American Abstract Expressionist and Color Field movements in the mid-20th century.
- As of October 19, 2022, the artist has seen significant increases in prices realized at auction in recent years, and her auction records are led by paintings sold over the previous two years, including: "Royal Fireworks" (1975), which sold for $7,895,300 in June 2020, "Dream Decision" (1976), which sold for $5,894,100 in Novemeber 2021, and "Circe" (1974), which sold for $4,769,000 in May 2022.
- Our acquisitions team has reviewed 100 examples of work by Helen Frankenthaler, many of which are priced in excess of $3 million. Of these 100 works, this is the second one we have selected to be offered on the Masterworks platform.
- The large-scale Work is a characteristic example of Helen Frankenthaler's mature, abstract work of the early 1980s, which incorporates her signature soak-stain technique alongside organic forms and washes of color.
- The Painting has been included in prominent exhibitions and collections, including the famed collection of William Louis-Dreyfus, the late billionaire art collector, businessman and father of actress Julia Louis-Dreyfus.
- As of October 19, 2022, examples similar to the Painting have achieved prices in excess of $2 million at auction, including: "Eye of the Storm" (1984), which sold for $2,440,000 October 2021, "Scorpio" (1987), which features similar organic forms seen in the Painting, and sold for $1,092,741 in November 2019, and "Galileo" (1989), which is slightly larger than the Painting, and sold for $972,500 in May 2017.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.



2021 Auction Sales	2021 Number of Lots Sold
$20,668,218	112

HELEN FRANKENTHALER

b. 1928 – d. 2011, UNITED STATES



$1,332,000

INITIAL OFFERING

13.9%

HISTORICAL APPRECIATION OF SIMILAR WORKS[1]

Acrylic on canvas | 46 × 101 in. (117 × 256 cm.)

Helen Frankenthaler was one of the most important and influential American Abstract Expressionist artists of the 20th century.

The Painting is a characteristic example of Helen Frankenthaler's mature, abstract work of the early 1980s, which incorporates her signature soak-stain technique alongside organic forms and washes of color. With its palette of earthy browns and diluted streaks of light blue, the Painting's colors and horizontal format may allude to an abstract landscape. The title – "Tethys," is a direct reference to the mythological figure born of Uranus (the God of the Sky) and Gaia (the goddess of the Earth), which further reinforces a connection to the natural world. The Painting's naturalistic colors are punctuated by impastoed shapes the artist called "blobs," which she introduced beginning in the early 1980s. These spatial forms, which complement the blended color fields, were carefully composed, yet appear spontaneous. Frankenthaler remarked that a "really good picture looks as if it's happened at once…it looks as if it were born in a minute." The Painting was previously in the collection of William-Louis Dreyfus, a prominent collector of the artist's work, and in 2017 was included alongside other works from the Dreyfus collection in a solo exhibition titled "As in Nature: Helen Frankenthaler's Paintings," organized by the Clark Art Institute in Williamstown, Massachusetts. As of October 19, 2022, examples similar to the Painting have sold in excess of $2 million at auction, including: *Eye of the Storm* (1984), which sold for $2,440,000 in an online sale through Sotheby's, on October 1, 2021, *Scorpio* (1987), which features similar organic forms seen in the Painting, and sold for HKD 8,550,000 ($1,092,741) at Phillips, Hong Kong, on November 24, 2019, and *Galileo* (1989), which is slightly larger than the Painting, and sold for $972,500 at Sotheby's, New York, on May 19, 2017. The Painting's period, palette, composition, and provenance make it a commercial and desirable work by Helen Frankenthaler.

AS OF OCTOBER 19, 2022, THE ARTIST HAS SEEN SIGNIFICANT INCREASES IN PRICES REALIZED AT AUCTION IN RECENT YEARS, AND HER AUCTION RECORDS ARE LED BY PAINTINGS SOLD OVER THE PREVIOUS TWO YEARS: *ROYAL FIREWORKS* (1975), WHICH SOLD ON JUNE 29, 2020 AT SOTHEBY'S NEW YORK FOR $7,895,300, *DREAM DECISION* (1976), WHICH SOLD AT SOTHEBY'S, NEW YORK ON NOVEMBER 19, 2021 FOR $5,894,100, AND *CIRCE* (1974), WHICH SOLD FOR $4,769,000 AT SOTHEBY'S, NEW YORK, ON MAY 19, 2022.

Helen Frankenthaler has been regularly included in major international exhibitions since her first show in New York in 1951. Frankenthaler was awarded first prize at the Premiere Biennale de Paris in 1959, and in 1960, her first institutional exhibition was held at the Jewish Museum in New York. In 1966, Frankenthaler represented the United States at the 33rd Venice Biennale, alongside Ellsworth Kelly, Roy Lichtenstein, and Jules Olitski, and a major show at the Whitney Museum of American Art followed in 1969. The Modern Art Museum of Fort Worth held a traveling retrospective in 1989, which visited the Museum of Modern Art in New York, the Los Angeles County Museum of Art, and the Detroit Institute of Arts. In 2019, Tate Britain showed a year-long exhibition of selected paintings by the artist, and in 2021, a major group show titled "Women in Abstraction" prominently featured her work at the Centre Pompidou in Paris. In April 2022, the Kunsthalle Krems in Austria and the Museum Folkwang in Essen, Germany, co-organized a solo exhibition titled "Helen Frankenthaler: Painterly Constellations," which features 74 works and will run through March 2023. As of October 19, 2022, the artist has seen significant increases in prices realized at auction in recent years, and her auction records are led by paintings sold over the previous two years: *Royal Fireworks* (1975), which sold on June 29, 2020 at Sotheby's New York for $7,895,300, *Dream Decision* (1976), which sold at Sotheby's, New York on November 19, 2021 for $5,894,100, and *Circe* (1974), which sold for $4,769,000 at Sotheby's, New York, on

AUCTION RESULTS FOR SIMILAR WORKS[2,3]


$1.0M
$0.8M
$0.5M
$0.3M
2000
2001
2003
2004
2006
2007
2009
2010
2011
2013
2014
2016
2017
2019

Helen Frankenthaler (b. 1928 – d. 2011) was born into a wealthy Manhattan family and raised in New York City. While Frankenthaler was enrolled in the prestigious Dalton School, she received her earliest art instruction from Rufino Tamayo, a prominent Mexican artist. In 1949, Frankenthaler received her bachelor's degree from Bennington College in Vermont, and following graduation she returned to New York City to become a painter. During this time, she briefly studied with Hans Hofmann, who had played a pivotal role in the development of Abstract Expressionism. Frankenthaler's professional career took off after Adolph Gottlieb selected *Beach* (1950) for inclusion in a 1950 group exhibition at the Kootz Gallery. The following year, she received her first solo show at Tibor de Nagy Gallery and also participated in the seminal 1951 "9th Street Show." In addition to the first generation of Abstract Expressionists, like Jackson Pollock, the exhibition also showcased works by second generation Abstract Expressionist painters, including Joan Mitchell, Lee Krasner, Elaine de Kooning, and Grace Hartigan. In 1952, Frankenthaler developed her "soak-stain" technique, where thinned oil paint was poured directly onto an unprimed canvas to create large fields of color. The pioneering painting, *Mountains and Sea* (1952), is held in the permanent collection at the National Gallery in Washington, D.C. and is widely considered to be a breakthrough that influenced the American Color Field school of painting. In 1970, Frankenthaler closed her studio on 83rd street in Manhattan and a year later ended her thirteen year marriage to artist Robert Motherwell and traveled to the American Southwest. The artist continued to paint through the 1980s and 1990s, until her passing in 2011. Since 2012, Gagosian Gallery has represented the Helen Frankenthaler estate.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. Past artwork pricing trends are not indicative of future pricing trends. Investing involves risk and investors must be prepared to hold their investment for an extended period.

3. The chart captures the historical data for selected auctions sales transactions, which are similar to the Painting. The set of similar sales comprise paintings by Helen Frankenthaler with the following criteria: paintings on canvas executed between 1980 and 1989, that measure between 25 inches by 65 inches in height to 80 inches by 120 inches in width. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 13.9% CAGR implied from selected sales occurring from January 1, 2000 to February 28, 2019. The realized prices comprised by this set of transactions have increased at an estimated 12.1% CAGR implied from selected sales occurring from November 15, 1995 to February 28, 2019.